Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-224967) pertaining to the 2018 Stock and Incentive Plan of Dynex Capital, Inc.,
(2)Registration Statement (Form S-8 No. 333-239097) pertaining to the 2020 Stock and Incentive Plan of Dynex Capital, Inc.,
(3)Registration Statement (Form S-8 No. 333-287489) pertaining to the 2025 Stock and Incentive Plan of Dynex Capital, Inc., and
(4)Registration Statements (Forms S-3 No. 333-281180 and No. 333-289004) of Dynex Capital, Inc.
of our reports dated February 25, 2026, with respect to the consolidated financial statements of Dynex Capital, Inc. and the effectiveness of internal control over financial reporting of Dynex Capital, Inc. included in this Annual Report (Form 10-K) of Dynex Capital, Inc. for the year ended December 31, 2025.
/s/ Ernst & Young LLP

Richmond, Virginia
February 25, 2026